                                                                    EXHIBIT 10.3

                                                               EXECUTION VERSION

                         STOCKHOLDERS SUPPORT AGREEMENT

            STOCKHOLDERS SUPPORT AGREEMENT, dated as of March 18, 2005 (this "Stockholders Agreement"), among SIEMENS MEDICAL SOLUTIONS USA, INC., a Delaware corporation ("Parent"), MI MERGER CO., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and each stockholder whose names appear on the signature pages of this Stockholders Agreement (each, a "Stockholder" and, collectively, the "Stockholders").

            WHEREAS, as of the date hereof each Stockholder owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Stockholders Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of CTI Molecular Imaging, Inc., a Delaware corporation (the "Company"), as set forth opposite such Stockholder's name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders prior to the termination of this Stockholders Agreement being referred to herein as the "Shares"); and

            WHEREAS, Parent, Purchaser and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the "Merger Agreement"; except as otherwise noted herein, terms used but not defined in this Stockholders Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to each Stockholder, which provides, upon the terms and subject to the conditions thereof, for the merger of Purchaser with and into the Company (the "Merger") following the consummation of a cash tender offer by Purchaser to acquire all the issued and outstanding shares of Company Common Stock (the "Offer").

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Stockholders hereby agree as follows:

            1. Tender of Shares. Each Stockholder hereby agrees that such Stockholder (a) shall tender, or cause to be tendered, in the Offer, as promptly as practicable, but in any event no later than five business days after the date of commencement of the Offer, all of his or its Shares pursuant to the terms of the Offer and (b) shall neither withdraw, nor cause to be withdrawn, such Shares.

            2. Grant of Proxy. Each Stockholder, by this Stockholders Agreement, with respect to his or its Shares, hereby grants an irrevocable proxy to Parent (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the

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                                        2

stockholders of the Company, all of such Stockholder's Shares (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Stockholders Agreement, (b) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Competing Transaction) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and
(c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. Each Stockholder further agrees to cause such Stockholder's Shares to be voted in accordance with the foregoing. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby acknowledges receipt and review of a copy of the Merger Agreement.

            3. Transfer of Shares. Each Stockholder agrees that he or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Stockholders Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing his or its obligations hereunder.

            4. No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, through any agent or otherwise, (a) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to any other stockholders of the Company) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (b) enter into or maintain or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (c) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction; provided, however, that each of the Stockholders is signing this Agreement solely in such Stockholder's capacity as an owner of the Shares, and nothing herein shall prevent any Stockholder from taking or not taking any action, in his capacity as a director or executive officer of the Company, to the extent permitted by the Merger Agreement. Each Stockholder shall, and shall direct or cause his or its representatives and agents to, immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Each Stockholder shall notify Parent as promptly as practicable (and in any event within one day after such Stockholder attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments).

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                                        3

            5. Information for Offer Documents and Proxy Statement; Disclosure. Each Stockholder authorizes and agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder's identity and ownership of Shares and the nature of his or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

            6. Termination. The obligations of each Stockholder under this Stockholders Agreement shall terminate upon the termination of the Merger Agreement pursuant to Section 8.01 of the Merger Agreement. Nothing in this
Section 6 shall relieve any party of liability for any breach of this Stockholders Agreement.

            7. Non-Competition/Non-Solicitation Agreement. (a) During the period beginning at the Effective Time and ending on the third anniversary thereof, Dr. Michael Phelps ("Dr. Phelps") (x) shall not accept employment with General Electric Company, Koninklijke Philips Electronics NV, Toshiba Corporation, Hitachi Ltd. or any of their respective subsidiaries or affiliates (the "Competitors") and will not consult with or act as agent for any of the Competitors concerning and (y) shall not own or participate in the ownership of an entity which engages in:

            (i) the design, development, manufacture, assembly, distribution or sale of any positron emission tomographs , including non-human animal positron emissions tomographs, (either standalone or in combination with any other modalities, such as computed tomography, magnetic resonance, or near-infrared imaging or designed for dual modality imaging simultaneously)

            (ii) the design, development, manufacture, assembly, distribution or sale of detector materials for use in the items described in clause (i) above;

            (iii) the design, development, manufacture, assembly distribution or sale of radioactive sources used for calibration and quality control and/or attenuation correction of postitron emission tomographs; or

            (iv) internet hosting services to connect physicians, radiopharmacies, patients and positron emission tomography providers (the products and services described in Sections 7(a)(i) through (iv) are collectively referred to as "PET hardware");

provided, however, that the foregoing shall not prohibit Dr. Phelps from being the passive owner of not more than 5% of any class of capital stock of any person which is publicly traded on a national securities exchange or in the over-the-counter market in the United States or on a foreign securities exchange.

            (b) Dr. Phelps agrees that for a period of three years from the Effective Time, he shall not in any manner (i) induce or attempt to induce any individual that is an employee of the Company to leave the employ of the Company or to violate the terms of his or her contract, or any employment arrangements, with the Company, (ii) except in response to a good faith request by a person for a recommendation regarding the employment qualifications of such employee, recommend to any other person that they employ any such employee, (iii) interfere

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with or attempt to interfere with any officers, employees, representatives or agents of the Company, or (iv) hire any such employee; provided, however, that the provisions of this section should not apply to the employment of Mr. Harmuth Kolb by the Regents of the University of California.

            (c) Dr. Phelps agrees that for a period of three years from the Effective Time, we shall not in any manner, (i) solicit any person known by Dr. Phelps to be a customer of the Company to purchase from a competitor of the Company PET hardware also produced or sold by the Company or seek to induce any customer of the Company to refrain from doing business with any of Parent, Purchaser, the Company or any of their respective affiliates, or (ii) disparage (including by relative comparison) Parent, Purchaser, the Company or any of their respective affiliates or any of their respective products or activities in the Restricted Business.

            (d) Dr. Phelps hereby acknowledges that this Section 7 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Stockholders Agreement by any party hereto. Dr. Phelps hereby acknowledges that his covenants set forth in this Section 7 are an essential element of this Stockholders Agreement and an inducement for Parent and Purchaser to enter the Merger Agreement and that, but for the agreement of each Stockholder to comply with these covenants, neither Parent nor Purchaser would have entered into the Merger Agreement. Each party hereto agrees that money damages would be an inadequate remedy for any breach of this Section 7. Therefore, in the event of a breach or threatened breach of this
Section 7, Parent, Purchaser and/or any Surviving Corporation may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions thereof. Dr. Phelps hereby acknowledges that he has independently consulted with counsel and after such consultation agrees that the covenants set forth in this
Section 7 are intended to be reasonable and proper in scope, duration and geographical area and in all other respects. If any such covenant is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, each Stockholder, Parent and Purchaser agree that: (i) such determination shall not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 7 in any situation in any jurisdiction; (ii) the offending term or provision shall be reformed rather than voided and the court or Governmental Authority making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 7 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 7 shall be enforceable as so modified.

            (e) Notwithstanding the termination of this Stockholders Agreement for any reason, and irrespective of the time, manner or cause of termination, Dr. Phelps' obligations under this Section 7 shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Dr. Phelps shall continue in full force and effect.

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            8. Representations and Warranties of Stockholder. Each Stockholder
hereby represents and warrants, jointly and severally, to Parent and Purchaser as follows:

            (a) (i) Each Stockholder that is an individual has full legal right and capacity to execute and deliver this Stockholder Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby, and (ii) each Stockholder that is not an individual is duly organized, or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as applicable, has the requisite power and authority to carry on its business as it is now being conducted and has all necessary power and authority to execute and deliver this Stockholders Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The failure of a Stockholder's spouse, if any, to be a party or signatory to this Stockholder Agreement shall not (A) prevent such Stockholder from performing such Stockholder's obligations and consummating the transactions contemplated hereunder or (B) prevent this Stockholder Agreement from constituting the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

            (b) The execution and delivery of this Stockholder Agreement by each Stockholder do not, and the performance of this Stockholder Agreement by such Stockholder will not (i) conflict with or violate any organizational or formation document of any Stockholder, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 8(d) have been obtained and all filings and obligations described in Section 8(d) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any Stockholder or by which any property or asset of any Stockholder is bound or affected, (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on the Shares or any other property or asset of any Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or (iv) violate any applicable Law.

            (c) Each Stockholder owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Stockholder Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the Shares (as set forth on Exhibit A).

            (d) The execution and delivery by any Stockholder of this Stockholders Agreement do not, and the performance by Parent and Purchaser of this Stockholders Agreement, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

            (e) Each Stockholder has had access, prior to the execution of this Stockholder Agreement, to the information he or it felt he or it needed and desired in connection

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with his or its evaluation of this Stockholder Agreement and the Merger
Agreement and the transactions contemplated hereby and thereby and has had, prior to the execution of this Stockholder Agreement, the opportunity to ask questions of, and receive answers from, the Company and legal counsel concerning the terms and conditions of the transactions contemplated by this Stockholder Agreement and the Merger Agreement and to obtain additional information necessary to assess the transactions contemplated hereby and thereby.

            9. Representations and Warranties of Stockholder's Spouse. The spouse of Dr. Phelps (the "Spouse") hereby represents and warrants to Parent and Purchaser as follows: (a) the Spouse shall not assert or enforce, and does hereby waive, any rights granted under any community property statute with respect to the Shares held by Dr. Phelps that would adversely affect the covenants made by Dr. Phelps pursuant to this Stockholders Agreement or the sale and transfer of such Shares to Parent or Purchaser pursuant to the terms of this Stockholders Agreement; provided, however, that the Spouse shall not be prohibited from asserting any rights the Spouse may have against the consideration received by Dr. Phelps in exchange for such Shares; (b) the Spouse hereby acknowledges receipt and review of a copy of the Merger Agreement and this Stockholders Agreement.

            10. Miscellaneous. Except as otherwise provided herein, all costs and expenses incurred in connection with this Stockholders Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated; all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature page(s) of this Stockholders Agreement; if any term or other provision of this Stockholders Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Stockholders Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; this Stockholders Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; this Stockholders Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent and Parent may assign all or any of its rights under Section 7 of this Stockholders Agreement to any person who purchases any or all of the assets or business units of the Company or the Subsidiaries; provided that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations; this Stockholders Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Stockholders Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholders Agreement; the parties hereto agree that irreparable damage would occur in the event any provision of this Stockholders Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity; this Stockholders Agreement shall be governed by, and construed in accordance with, the laws of the

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State of New York applicable to contracts executed in and to be performed in that State; this Stockholders Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; from time to time, at the request of Parent, in the case of any Stockholder, or at the request of the Stockholders, in the case of Parent and Purchaser, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Stockholders Agreement; EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS STOCKHOLDERS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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            IN WITNESS WHEREOF, the parties have executed, or have caused to be executed, this Stockholders Agreement as of the date first written above.

                              SIEMENS MEDICAL SOLUTIONS USA, INC.

                              /s/ Dr. Hermann Requardt
                              -----------------------------------------
                              Name: Dr. Hermann Requardt
                              Title: Executive Vice President
                              Address: Heukestr. 127
                                        D-91050 Erlangen

                              /s/ James R. Ruger
                              -----------------------------------------
                              Name: James R. Ruger
                              Title: Corporate Secretary
                              Address: 51 Valley Stream Pky.
                                        Malvern, PA 19355

                              MI MERGER CO.

                              /s/ Dr. Hermann Requardt
                              -----------------------------------------
                              Name: Dr. Hermann Requardt
                              Title: Executive Vice President
                              Address: Heukestr. 127
                                        D-91050 Erlangen

                              /s/ James R. Ruger
                              -----------------------------------------
                              Name: James R. Ruger
                              Title: Corporate Secretary
                              Address: 51 Valley Stream Pky.
                                        Malvern, PA 19355

                              /s/ Michael E. Phelps
                              -----------------------------------------
                              Name: Michael E. Phelps
                              Address: 16720 Huerta Rd.
                                        Encino, CA 91436

                              /s/ Michael E. Phelps
                              -----------------------------------------
                              Name: Patricia E. Phelps
                              Address: 16720 Huerta Rd.
                                       Encino, CA 91436

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                                                                       EXHIBIT A
                              LIST OF STOCKHOLDERS

                                             Number of Shares of Company
                                                  Common Stock Owned
   Name of Stockholder                        Beneficially and of Record
   -------------------                       ---------------------------
Michael E. Phelps, Ph.D.                              1,982,530

   Patricia E. Phelps                                    64,875